AMENDED AND RESTATED BYLAWS
OF
IMMERSION CORPORATION
(A Delaware Corporation)
As adopted on and with effect from October 31, 2016

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(continued)

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(continued)

Section 8.6	Effect of Amendment	30
ARTICLE IX	AMENDMENTS	30
Section 9.1	Amendment of Bylaws	30

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AMENDED AND RESTATED BYLAWS OF
IMMERSION CORPORATION
A DELAWARE CORPORATION
As adopted on and with effect from October [•], 2016
ARTICLE I

STOCKHOLDERS
Section 1.1    Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire at such meeting (or, if fewer, the number of directors properly nominated and qualified for election) and for the transaction of such other business as may properly come before the meeting, shall be held at such place (within or without the State of Delaware), on such date (which date shall not be a legal holiday in the place where the meeting is to be held), and at such time as shall be designated from time to time by resolution of the Board of Directors (the “Board”) adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption) and stated in the notice of meeting. The Board may, in its sole discretion, determine that an annual meeting shall not be held at any place, but shall instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”) and in Section 1.9 below.
Section 1.2    Notice of Meetings.
(a)    Written or electronic notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) calendar days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation of the Corporation).
(b)    When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) calendar days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
(c)    Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (1) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. Notice given by electronic transmission shall only be valid if it complies with Section 232 of the DGCL. In accordance with Section 222 of the DGCL, an affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the noticehas been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
(d)    Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.
Section 1.3    Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.
If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.
If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.
Section 1.4    Postponement and Cancellation of Meetings. Any previously scheduled annual or special meeting of the stockholders may be postponed, and any previously scheduled annual or special meeting of the stockholders called by the Board may be canceled, by resolution of the Board upon public notice given prior to the time previously scheduled for such meeting of stockholders.
Section 1.5    Organization and Conduct of the Stockholders’ Meeting.
(a)    At every meeting of the stockholders, the Chairman, if there is such an officer, or if not, such person who is designated by the Board, shall act as Chairman and shall call all meetings to order. The Secretary shall act as secretary of all meetings of the stockholders; and in the absence of the Secretary, an Assistant Secretary, if any, shall act as secretary of such meeting of the stockholders; and in the absence of the Secretary or any Assistant Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.
(b)    To the maximum extent permitted by applicable law, the Board shall be entitled to adopt, or in the absence of the Board doing so, the chairman of the meeting shall be entitled to prescribe, such rules, regulations or procedures for the conduct of meetings of stockholders as it, he or she shall deem appropriate. Such rules, regulations and procedures that the Board or the chairman of any meeting of stockholders may adopt include, without limitation: (1) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda, (2) restricting admission to the time set for the commencement of the meeting, (3) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chairman of the meeting may determine, (4) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chairman of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chairman of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder, (5) limiting the time allotted to questions or comments by participants, (6) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting, (7) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chairman of the meeting, (8) complying with any state and local laws and regulations concerning safety and security, (9) restrict use of audio or video recording devices at the meeting, and (10) taking such other action as, in the discretion of the chairman of the meeting, is deemed necessary, appropriate or convenient for the proper conduct of the meeting. Unless and to the extent determined by the Board or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure. The Chairman shall also conduct the meeting in an orderly manner, rule on the precedence of and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Should any person in attendance become unruly or obstruct the meeting proceedings, the Chairman shall have the power to have such person removed from participation. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 1.5 and Section 1.6, below. The Chairman of a meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1.5 and Section 1.6, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
Section 1.6    Introduction of Business at a Meeting of Stockholders.
(a)    Business Before Annual Meeting. Except as otherwise provided by law, at an annual meeting of stockholders, no business shall be transacted and no corporate action shall be proposed or taken except as shall have been properly brought before the annual meeting in accordance with the Certificate of Incorporation and these Bylaws. The only means by which business may be properly brought before an annual meeting are if such business is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (ii) if not specified in the notice of meeting (or any supplement thereto) provided by or at the direction of the Board, otherwise properly brought before the annual meeting by or at the direction of the Board (or any duly authorized committee of the Board), or (iii) brought before the annual meeting by a stockholder Present in Person (as defined below) who (A) was the beneficial owner of shares of the Corporation’s stock entitled to vote at the meeting as of the time of giving the Proposal Notice (as defined below), on the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and as of the time of the annual meeting, (B) is entitled to vote at such annual meeting, and (C) has complied with this Section 1.6 in all applicable respects. For purposes of these Bylaws, “Present in Person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. Notwithstanding the foregoing, stockholders seeking to nominate persons to serve on the Board must comply with Section 2.14 of these Bylaws and this Section 1.6 shall not be applicable to the nominations of directors. For purposes of these Bylaws, “qualified representative” means (i) if the stockholder is a corporation, any duly authorized officer of such corporation, (ii) if the stockholder is a limited liability company, any duly authorized member, manager or officer of such limited liability company, (iii) if the stockholder is a partnership, any general partner or person who functions as general partner for such partnership, (iv) if the stockholder is a trust, the trustee of such trust, or (v) if the stockholder is an entity other than the foregoing, the persons acting in such similar capacities as the foregoing with respect to such entity.
(b)    Advance Notice of Stockholder Business.
(1)    Stockholder Proposals. Except with respect to nominations for election to the Board, which must be made in compliance with the provisions of Section 2.14 of these Bylaws, and except for a stockholder proposal properly made in accordance with Rule 14a-8 (and the interpretations thereunder) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board (or any duly authorized committee thereof) and the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, and in addition to any other applicable requirements pursuant to the Exchange Act, for a proposal to be properly brought before any annual meeting of stockholders by a stockholder, in addition to the requirements of Section 1.6(a) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Proposal Notice”), which Proposal Notice shall be in proper form, and the making of such proposal must be permitted by applicable law, the Certificate of Incorporation and these Bylaws, and must comply with the notice and other procedures set forth in this Section 1.6(b) in all applicable respects. To be timely, the Proposal Notice must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal office of the Corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the date that the Corporation’s (or the Corporation’s predecessor’s) proxy statement was first made publicly available to stockholders in connection with the previous year’s annual meeting of stockholders, provided, however, that in the event that the date of the annual meeting of stockholders is more than thirty (30) calendar days before the first anniversary date of the previous year’s annual meeting, or if the Corporation did not hold an annual meeting of stockholders or special meeting in lieu thereof in the preceding calendar year, notice by the stockholders to be timely must be received not later than the close of business on the tenth (10th) calendar day following the day on which the date of the annual meeting is publicly disclosed. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For purposes of these Bylaws, “public disclosure” or its corollary “publicly disclosed” shall mean (i) disclosure by the Corporation in a document filed or furnished by it with the Securities and Exchange Commission (“SEC”), (ii) in a press release issued by the Corporation and distributed through a national news or wire service, or (iii) another method reasonably intended by the Corporation to achieve broad-based dissemination of the information contained therein.
(2)    Required Form of Proposal Notice for Stockholder Proposals. To be in proper form, the Proposal Notice shall set forth in writing:
(A)    Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Section 1.6(b)(5)):
i.     the name and address of such Proposing Person, as they appear on the Corporation’s stock transfer books;
ii.     the class, series and number of shares of the Corporation directly or indirectly beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) and/or held of record by such Proposing Person (including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately, only after the passage of time or only upon the satisfaction of certain conditions precedent);
iii.     a description in reasonable detail of any pending, or to such Proposing Person’s knowledge, threatened legal proceeding in which any Proposing Person is a party or participant involving the Corporation or any officer, director “affiliate” (for purposes of these Bylaws, as such term is used by Rule 12b-2 under the Exchange Act) or “associate” (for purposes of these Bylaws, as such term is used by Rule 12b-2 under the Exchange Act) of the Corporation;
iv.     a description in reasonable detail of any relationship (including any direct or indirect interest in any agreement, arrangement or understanding, written or oral) between any Proposing Person and the Corporation or any director, officer, affiliate or associate of the Corporation;
v.     the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer;
vi.     a description in reasonable detail of any agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) that has been made by or on behalf of such Proposing Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, any Proposing Person or to increase or decrease the voting power or pecuniary or economic interest of such Proposing Person or any of its affiliates or associates with respect to stock of the Corporation;
vii.     a description in reasonable detail of any proxy, contract, arrangement, understanding or relationship, written or oral and formal or informal, between such Proposing Person and any other person or entity (naming each such person or entity) pursuant to which the Proposing Person has a right to vote any shares of the Corporation;
viii.     a description in reasonable detail of any rights to dividends on the shares of any class or series of shares of the Corporation directly or indirectly held of record or beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;
ix.     a description in reasonable detail of any performance-related fees (other than an asset-based fee) to which the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or any of its derivative securities;
x.     a description in reasonable detail of any direct or indirect interest of such Proposing Person in any contract or agreement with the Corporation, or any affiliate or associate of the Corporation (naming such affiliate or associate);
xi.     a description in reasonable detail of all agreements, arrangements and understandings, written or oral and formal or informal, (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or entity (naming each such person or entity) in connection with or related to the proposal of business by a stockholder, including without limitation (A) any understanding, formal or informal, written or oral, that any Proposing Person may have reached with any stockholder of the Corporation (naming each such stockholder) with respect to how such stockholder will vote its shares in the

Corporation at any meeting of the Corporation’s stockholders or take other action in support of or related to any business proposed, or other action to be taken, by the Proposing Person, and (B) any agreements that would be required to be disclosed by any Proposing Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Person or other person or entity);
xii.     all other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made by any Proposing Person in connection with the contested solicitation of proxies by any Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) and Regulation 14A under the Exchange Act;
xiii.     a representation as to whether the stockholder or any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock entitled to vote and required to approve the proposed business described in the Proposal Notice and, if so, identifying each such Proposing Person; and
xiv.     a representation that the stockholder or its qualified representative intends to appear in person at the meeting to propose the actions specified in the Proposal Notice and to vote all proxies solicited.
(B)    Information Regarding the Proposal: As to each item of business that the stockholder giving the Proposal Notice proposes to bring before the annual meeting:
i.     a description in reasonable detail of the business desired to be brought before the meeting and the reasons (including the text of any reasons for the business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC) detailing why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Corporation and its stockholders;
ii.     the text of the proposal or business (including the text of any resolutions proposed for consideration);
iii.     a description in reasonable detail of any interest of any Proposing Person in such business, including any anticipated benefit to the stockholder or any other Proposing Person therefrom, including any interest that will be disclosed to the Corporation’s stockholders in any proxy statement to be distributed to the Corporation’s stockholders); and
iv.     all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by any of the Proposing Persons in connection with the solicitation of proxies in support of such proposed business by one or more Proposing Persons pursuant to Section 14(a) and Regulation 14A under the Exchange Act.

(3)    Updating of Proposal Notice.
(A)    A stockholder providing notice of any business proposed to be conducted at an annual meeting shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 1.6(b) shall be true, correct and complete in all respects, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) five (5) business days prior to the meeting at which such proposals contained therein are to be considered, and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting.
(B)    If the information submitted pursuant to this Section 1.6(b) by any stockholder proposing business for consideration at an annual meeting shall not be true, correct and complete in all respects, such information may be deemed not to have been provided in accordance with this Section 1.6(b). For the avoidance of doubt, the updates required pursuant to this Section 1.6(b) do not cause a notice that was not in compliance with this Section 1.6(b) when first delivered to the Corporation to thereafter be in proper form in accordance with this Section 1.6.
(C)    Upon written request by the Secretary of the Corporation, the Board or any duly authorized committee thereof, any stockholder proposing business for consideration at an annual meeting shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 1.6(b). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 1.6(b).
(4)    Exclusive Means. Except as provided by Rule 14a-8 (and the interpretations thereof) of the Exchange Act, and notwithstanding anything in these Bylaws to the contrary (other than the provisions of Section 1.6(b)(9) below relating to any proposal properly made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement and other than nominations for election to the Board which must comply with the provisions of Section 2.14 hereof) this Section 1.6 shall be the exclusive means for any stockholder of the Corporation to propose business to be brought before an annual meeting of stockholders. If the chairman of such meeting shall determine, based on the facts and circumstances and in consultation with counsel (who may be the Corporation’s internal counsel), that such business was not properly brought before the meeting by a stockholder in accordance with this Section 1.6, then the chairman of the meeting shall so declare to the meeting and not permit such business to be transacted at such meeting. In addition, business proposed to be brought by a stockholder may not be brought before an annual meeting if such stockholder takes action contrary to the representations made in the stockholder notice applicable to such business or if the stockholder notice applicable to such business contains an untrue statement of a fact or omits to state a fact necessary to make the statements therein not misleading.
(5)    Definitions of Proposing Person and Acting in Concert.
(A)    For purposes of these Bylaws, “Proposing Person” means (i) the stockholder providing the Proposal Notice or Nominating Notice (as defined below), as applicable, (ii) the beneficial owner of the Corporation’s capital stock, if different, on whose behalf the Proposal Notice or Nominating Notice, as applicable, is given, (iii) any affiliate or associate of such stockholder or beneficial owner under the Exchange Act, (iv) each other person who is the member of a “group” (for purposes of these Bylaws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner or is otherwise Acting in Concert (as defined below) with any such stockholder or beneficial owner with respect to the proposal or nominations, as applicable, and (v) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in such solicitation of proxies in respect of any such proposals or nomination, as applicable.
(B)    For purposes of these Bylaws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.
(6)    No Incorporation by Reference. For a Proposal Notice to comply with the requirements of this Section 1.6, it must set forth in writing directly within the body (as opposed to being incorporated by reference from any other document or writing) of the Proposal Notice all the information required to be included therein as set forth in this Section 1.6. For the avoidance of doubt, a Proposal Notice shall not be deemed to be in compliance with this Section 1.6 if it attempts to include the required disclosures by reference to any other document or writing where such disclosures may be included, including, but not limited to, any filing with the SEC.
(7)    Accuracy of Information. A stockholder submitting the Proposal Notice, by its delivery to the Corporation, represents and warrants that all information contained therein is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Corporation and the Board to rely on such information as being true, accurate and complete in all respects, without regard to what other information may be publicly available but not contained in the Proposal Notice.

(8)    Requirement for Separate and Timely Notice. Notwithstanding any notice of the annual meeting sent to stockholders on behalf of the Corporation, a stockholder must separately comply with this Section 1.6 to conduct business at any stockholder meeting. If the stockholder’s proposed business is the same or relates to business brought by the Corporation and included in the Corporation’s annual meeting notice, the stockholder is nevertheless still required to comply with this Section 1.6 and give its own separate and timely Proposal Notice to the Secretary of the Corporation which complies in all respects with the requirements of this Section 1.6.
(9)    Rule 14a-8. Nothing in this Section 1.6 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to, and in compliance with, Rule 14a-8 of the Exchange Act.
(10)    Exchange Act and the DGCL. In addition to the provisions of this Section 1.6(b), a stockholder shall also comply with all applicable requirements of the Exchange Act and the DGCL with respect to any stockholder proposal and the business that may be brought thereunder, before an annual meeting.
Section 1.7    Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by an electronic transmission permitted by law (which shall include telegraphing, cabling or other means of electronically transmitted written copy which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was duly authorized by the person) filed in accordance with the procedures established for the meeting, and executed by the stockholder himself or herself or by his or her duly authorized attorney-in-fact. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.
All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a stock vote shall be taken. Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. Every vote taken by ballots shall be counted by an inspector or inspectors of election appointed by the chairman of the meeting. The Board, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at a meeting of stockholders shall be cast by written ballot.
All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Section 1.8    Stockholder List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) calendar days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.
The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
Section 1.9    Meetings by Remote Communication. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 1.10    Special Meetings.
(a)    Special meetings of the stockholders of the Corporation may only be called (i) at any time and for any purpose or purposes, by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), or by the Chairman of the Board, or (ii) by the Secretary of the Corporation, upon the written request of the record stockholders of the Corporation as of the record date fixed in accordance with Section 1.10(d) of these Bylaws who hold, in the aggregate, at least ten percent (10%) of the outstanding shares of the Corporation that would be entitled to vote at the meeting (the “Requisite Percentage”) at the time such request is submitted by the holders of such Requisite Percentage, subject to and in accordance with this Section 1.10. The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice. Except in accordance with this Section 1.10, stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Stockholders who nominate persons for election to the Board at a special meeting must also comply with the requirements set forth in Section 2.14(c).

(b)    No stockholder may request that the Secretary of the Corporation call a special meeting of the stockholders pursuant to Section 1.10(a) (a “Stockholder Requested Special Meeting”) unless a stockholder of record of the Corporation has first submitted a request in writing that the Board fix a record date (a “Request Record Date”) for the purpose of determining the stockholders entitled to request that the Secretary of the Corporation call a Stockholder Requested Special Meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation.
(c)    To be in proper form for purposes of this Section 1.10, a request by a stockholder for the Board to fix a Request Record Date shall set forth:
(1)    As to each Requesting Person (as defined below), (A) the information required by Section 1.6(b)(2)(A), except that for purposes of this Section 1.10 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.6(b)(2)(A); (B) a representation that such Requesting Person intends to hold the shares of the Corporation described in response to Section 1.6(b)(2)(A) through the date of the Stockholder Requested Special Meeting; and (C) the disclosure in clause (xi) of Section 1.6(b)(2)(A) shall be made with respect to the business proposed to be conducted at the special meeting or the proposed election of directors at the special meeting, as the case may be);
(A)    As to the purpose or purposes of the Stockholder Requested Special Meeting, (A) a reasonably brief description of (1) the specific purpose or purposes of the Stockholder Requested Special Meeting, (2) the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, and (3) the reasons for conducting such business at the Stockholder Requested Special Meeting (including the text of any reasons for the business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC), (B) a reasonably detailed description of any material interest in such matter of each Requesting Person, and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (naming each such person or entity) in connection with the request for the Stockholder Requested Special Meeting or the business or nominees for election to the Board proposed to be acted on at the Stockholder Requested Special Meeting; and
(B)    If directors are proposed to be elected at the Stockholder Requested Special Meeting, (i) as to each Requesting Person, the information set forth in Section 1.6(b)(2)(A) of these Bylaws (except that for purposes of this Section 1.10(c), the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.6(b)(2)(A) of these Bylaws and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 1.10(c); and (ii) the information for each person whom a Requesting Person proposes to nominate for election as a director at the special meeting that is required to be disclosed for each such person by Section 2.14(c)(2). For purposes of this Section 1.10(c), the term “Requesting Person” shall mean (i) the stockholder making the request to fix a Request Record Date for the purpose of determining the stockholders entitled to request that the Secretary call a Stockholder Requested Special Meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, (iii) any affiliate or associate of such stockholder or beneficial owner under the Exchange Act, (iv) each other person who is the member of a “group” (for purposes of these Bylaws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner or is otherwise Acting in Concert with any such stockholder or beneficial owner with respect to the request to fix a Request Record Date, and (iv) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in such solicitation of consents or agency designations from stockholders to request that a Request Record Date be fixed or that a Stockholder Requested Special Meeting be called.
(d)    Within thirty (30) calendar days after receipt of a request to fix a Request Record Date in proper form and otherwise in compliance with this Section 1.10 from any stockholder of record, the Board may adopt a resolution fixing a Request Record Date for the purpose of determining the stockholders entitled to request that the Secretary of the Corporation call a Stockholder Requested Special Meeting, which date shall not precede the date upon which the resolution fixing the Request Record Date is adopted by the Board. Notwithstanding anything in this Section 1.10 to the contrary, no Request Record Date shall be fixed if the Board determines that the written request or requests to call a Stockholder Requested Special Meeting (each, a “Special Meeting Request” and collectively, the “Special Meeting Requests”), that would otherwise be submitted following such Request Record Date would not reasonably be expected to comply with the requirements set forth in Section 1.10(g).
(e)    In order for a Stockholder Requested Special Meeting to be called, one or more Special Meeting Requests, in the form required by this Section 1.10, must be signed by stockholders as who, as of the Request Record Date, hold of record or beneficially, in the aggregate, the Requisite Percentage and must be timely delivered to the Secretary of the Corporation at the principal executive offices of the Corporation. To be timely, a Special Meeting Request must be delivered to the principal executive offices of the Corporation not later than the sixtieth (60th) calendar day following the Request Record Date. In determining whether a Stockholder Requested Special Meeting has been properly requested, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies the same purpose or purposes of the Stockholder Requested Special Meeting and the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) calendar days of the earliest dated Special Meeting Request.
(f)    To be in proper form for purposes of this Section 1.10, a Special Meeting Request must include and set forth (a) a reasonably brief statement of (i) the specific purpose or purposes of the stockholder requested special meeting, (ii) the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, and (iii) the reasons for conducting such business at the Stockholder Requested Special Meeting (including the text of any reasons for the business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC), and (b) the text of the proposed business (including the text of any resolutions proposed for consideration), if applicable, and (c) with respect to any stockholder or stockholders submitting a Special Meeting Request (except for any stockholder that has provided such request in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A) (a “Solicited Stockholder”) the information required to be provided pursuant to this Section 1.10 of a Requesting Person. A stockholder may revoke a Special Meeting Request by written revocation delivered to the Secretary at any time prior to the Stockholder Requested Special Meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of Special Meeting Requests from the Requisite Percentage of stockholders, and as a result of such revocation(s) there no longer are unrevoked demands from the Requisite Percentage of stockholders to call a Stockholder Requested Special Meeting, the Board shall have the discretion to determine whether or not to proceed with the Stockholder Requested Special Meeting.
(g)    The Secretary shall not accept, and shall consider ineffective, a Special Meeting Request if (i) such Special Meeting Request does not comply in all respects with this Section 1.10 or relates to an item of business to be transacted at the Stockholder Requested Special Meeting that is not a proper subject for stockholder action under applicable law; (ii) the Board calls an annual or special meeting of stockholders (in lieu of calling the Stockholder Requested Special Meeting) in accordance with Section 1.10(i); or (iii) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.
(h)    Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose stated in the valid Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any Stockholder Requested Special Meeting. If none of the stockholders who submitted and signed the Special Meeting Request (but excluding any Solicited Stockholder) appears at or sends a qualified representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting.
(i)    Any special meeting of stockholders, including any Stockholder Requested Special Meeting, shall be held on such date and at such time as may be fixed by the Board by resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption); provided that a Stockholder Requested Special Meeting shall be held not less than one hundred and twenty (120) calendar days nor more than one hundred and thirty (130) calendar days after the Corporation receives one or more valid Special Meeting Requests in compliance with this Section 1.10 from stockholders having beneficial ownership of at least the Requisite Percentage; provided, further, that the Board shall have the discretion to call an annual or special meeting of stockholders (in lieu of calling the Stockholder Requested Special Meeting) in accordance with Section 1.10(j) or cancel any Stockholder Requested Special Meeting that has been called but not yet held for any of the reasons set forth in the foregoing provisions of this Section 1.10.
(j)    If a Special Meeting Request is made that complies with this Section 1.10, the Board may (in lieu of calling the Stockholder Requested Special Meeting) present an identical or substantially similar item for stockholder approval at any other meeting of stockholders that is held within one hundred and thirty (130) calendar days after the Corporation receives such Special Meeting Request.
(k)    In connection with a Stockholder Requested Special Meeting called in accordance with this Section 1.10, the stockholder or stockholders (except for any Solicited Stockholder) who requested that the Board fix a record date for notice and voting for the special meeting in accordance with this Section 1.10 or who signed and delivered a Special Meeting Request to the Secretary shall further update and supplement the information previously provided to the Corporation in connection with such requests, if necessary, so that the information provided or required to be provided in such requests pursuant to this Section 1.10 shall be true, correct and complete in all respects, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) the date that is five (5) business days prior to the special meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed special meeting. Upon written request by the Secretary of the Corporation, the Board or any duly authorized committee thereof, any stockholder or stockholders (except for any Solicited Stockholder) who requested that the Board fix a record date for notice and voting for the special meeting in accordance with this Section 1.10 or who signed and delivered a Special Meeting Request to the Secretary shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 1.10. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 1.10.
(l)    Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a Stockholder Requested Special Meeting pursuant to this Section 1.10 except in accordance with this Section 1.10. If the Board shall determine that any request to fix a record date for notice and voting for the special meeting or Special Meeting Request was not properly made in accordance with this Section 1.10, or shall determine that the stockholder or stockholders requesting that the Board fix such record date or submitting a Special Meeting Request have not otherwise complied with this Section 1.10, then the Board shall not be required to fix such record date or to call and hold the Stockholder Requested Special Meeting. In addition to the requirements of this Section 1.10, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act and DGCL, with respect to (i) any request to fix a record date for notice and voting for the Stockholder Requested Special Meeting, (ii) any Special Meeting Request or (iii) a Stockholder Requested Special Meeting.
Section 1.11    Record Date. The Board may by resolution of the Board adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the Board for adoption) fix in advance a date as a record date for the determination of the stockholders entitled to notice of and to vote at any meeting of stockholders, or entitled to receive payment of any dividends or other distribution, or to exercise the rights in respect to any change, conversion, or exchange of capital stock, and in such case only stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or allotment of rights, or exercise such rights, as the case may be, and notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as herein provided. In no event may any such record date: (i) be more than sixty (60) calendar days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date when any change or conversion or exchange of capital stock shall go into effect, or (ii) precede the date upon which the resolution fixing the record date is adopted by the Board. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
Section 1.12    Inspectors of Election. The Corporation may, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. If no such appointment shall be made, or if any of the inspectors so appointed shall fail to attend, or refuse or be unable to serve, then such appointment may be made by the presiding officer of the meeting at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person’s ability. If appointed, the inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at the meeting and the validity of proxies and ballots; ascertain the existence of a quorum; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by them; certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots; and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the presiding officer at the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of all proxies and ballots, the inspectors shall act in accordance with applicable law. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls.
ARTICLE II

BOARD OF DIRECTORS
Section 2.1    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

Section 2.2    Number and Term of Office. The number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election. All directors shall hold office until the expiration of the term for which elected and until their respective successors are duly elected and qualified, except in the case of the death, resignation or removal of any director.
Section 2.3    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
Section 2.4    Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the President, Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
Section 2.5    Regular Meetings. Regular meetings of the Board shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all directors. A notice of each regular meeting shall not be required.
Section 2.6    Special Meetings. Special meetings of the Board may be called by one-third of the directors then in office (rounded up to the nearest whole number), but by not less than two directors, or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.
Section 2.7    Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least two (2) business days in advance of the meeting, (ii) sending a facsimile to his last known facsimile number, or delivering written notice by hand to his last known business or home address, at least two (2) business days in advance of the meeting, or (iii) mailing written notice to his last known business or home address at least five (5) calendar days in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purpose or purposes of the meeting.

Section 2.8    Quorum. At any meeting of the Board, a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships) shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.
Section 2.9    Participation in Meetings by Conference Telephone. Members of the Board, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.
Section 2.10    Action at Meeting. At any meeting of the Board at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.
Section 2.11    Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 2.12    Powers. The Board may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:
(a)    To declare dividends from time to time in accordance with law;
(b)    To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;
(c)    To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;
(d)    To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;
(e)    To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(f)    To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;
(g)    To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and
(h)    To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.
Section 2.13    Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board.
Section 2.14    Nomination of Director Candidates.
(a)    Method of Nomination. Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations of candidates for election as directors may be made at any annual meeting of stockholders or at any special meeting of stockholders, but in the case of any special meeting of stockholders, only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting in accordance with Section 1.10 of these Bylaws, (i) by, or at the direction of the Board (or any duly authorized committee thereof) (including, without limitation, by making reference to the nominees in the proxy statement delivered to stockholders on behalf of the Board), or (ii) by any stockholder of the Corporation Present in Person who (A) is a beneficial owner (as of the time notice of such proposed nomination is given by the stockholder as set forth in this Section 2.14, as of the record date for the meeting in question and at the time of the meeting) of any shares of the Corporation’s capital stock outstanding, (B) is entitled to vote at such meeting, and (C) complies with all applicable requirements of this Section 2.14. Only persons who are proposed as director nominees in accordance with the procedures set forth in this Section 2.14 shall be eligible for election as directors at any meeting of stockholders.
(b)    Stockholder Nominations.
(1)    For a stockholder to properly nominate a person as a candidate for director before any stockholders’ meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the “Nominating Notice”), which Nominating Notice shall be in proper form. To be timely, the Nominating Notice must be made in writing and delivered to, or mailed and received by, the Secretary of the Corporation at the principal office of the Corporation (i) not less than one hundred and twenty (120) calendar days in advance of the first anniversary of the date that the Corporation’s proxy statement was first made publicly available to stockholders in connection with the previous year’s annual meeting of stockholders, or (ii) in the event that the annual meeting of stockholders is called for a date that is more than thirty (30) calendar days before the first anniversary of the date of the previous year’s annual meeting, or if the Corporation did not hold an annual meeting (or special meeting in lieu of an annual meeting) in the preceding calendar year, notice by the stockholder to be timely must be so delivered to, or mailed and received by, the Secretary of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which public disclosure of the date of such stockholders’ meeting was first made (or if that day is not a business day for the Corporation, on the next succeeding business day). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in the second sentence of this Section 2.14(b)(1) to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and there is no public disclosure naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred and thirty (130) calendar days prior to the first anniversary of the date that the Corporation’s (or its predecessor’s) proxy statement was first made publicly available to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice required by this Section 2.14 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, and only with respect to a stockholder who had previously submitted in proper form a timely Nominating Notice, if it shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal office of the Corporation not later than the close of business on the tenth (10th) calendar day following the day on which such public disclosure is first made by the Corporation.
(2)    In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice complies with this Section 2.14 in all respects and is delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the ninetieth (90th) calendar day prior to such special meeting and not later than the close of business on the later of the seventieth (70th) calendar day prior to such special meeting or the tenth (10th) calendar day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)    Required Form of Nominating Notice. To be in proper form, the Nominating Notice to the Secretary of the Corporation shall set forth in writing:
(1)    Information Regarding the Proposing Person. As to each Proposing Person, the information set forth in Section 1.6(b)(2)(A) of these Bylaws (except that for purposes of this Section 2.14(c), any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 2.14(c).
(2)    Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A)    all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Section 2.14(c)(1) if such proposed nominee were a Proposing Person;
(B)    all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required to be made with the SEC by any Proposing Person pursuant to Section 14(a) under the Exchange Act to be made in connection with a contested solicitation of proxies by a Proposing Person for an election of directors in a contested election;
(C)    such proposed nominee’s executed written consent to be named in the proxy statement of the Proposing Person as a nominee and to serve as a director of the Corporation if elected;
(D)     to the extent that such proposed nominee has entered into (1) any agreement, arrangement or understanding (whether written or oral) with, or has given any commitment or assurance to, any person or entity as to the positions that such proposed nominee, if elected as a director of the Corporation, would take in support of or in opposition to any issue or question that may be presented to him or her for consideration in his or her capacity as a director of the Corporation, (2) any agreement, arrangement or understanding (whether written or oral) with, or has given any commitment or assurance to, to any person or entity as to how such proposed nominee, if elected as a director of the Corporation, would act or vote with respect to any issue or question presented to him or her for consideration in his or her capacity as a director of the Corporation, (3) any agreement, arrangement or understanding (whether written or oral) with any person or entity that could be reasonably interpreted as having been both (a) entered into in contemplation of the proposed nominee being elected as a director of the Corporation, and (b) intended to limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties, as a director of the Corporation, to the Corporation or its stockholders, or (4) any agreement, arrangement or understanding (whether written or oral) with any person or entity that could be reasonably interpreted as having been or being intended to require such proposed nominee to consider the interests of a person or entity (other than the Corporation and its stockholders) in complying with his or her fiduciary duties, as a director of the Corporation, to the Corporation or its stockholders, a description in reasonable detail of each such agreement, arrangement or understanding (whether written or oral) or commitment or assurance;
(E)    a description in reasonable detail of any and all agreements, arrangements and/or understandings, written or oral, between such proposed nominee and any person or entity (naming each such person or entity) with respect to any direct or indirect compensation, reimbursement, indemnification or other benefit (whether monetary or non-monetary) in connection with or related to such proposed nominee’s candidacy for election to the Board and/or service on the Board if elected as a member of the Board;
(F)     a description in reasonable detail of any and all other agreements, arrangements and/or understandings, written or oral, between such proposed nominee and any person or entity (naming such person or entity) in connection with such proposed nominee’s service or action as a proposed nominee and, if elected, as a member of the Board; and

(G)    all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Proposing Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.
(d)    Updating of Nominating Notice.
(1)    A stockholder providing a Nominating Notice with respect to any nominations proposed to be made at any stockholders’ meeting shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true, correct and complete in all respects, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) five (5) business days prior to the meeting at which such proposals contained therein are to be considered, and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting.
(2)    If the information submitted pursuant to this Section 2,14 by any stockholder of a proposed nomination to be made at a stockholders’ meeting shall not be true, correct and complete in all respects, such information may be deemed not to have been provided in accordance with this Section 2.14. For the avoidance of doubt, the updates required pursuant to this Section 2.14 do not cause a notice that was not in compliance with this Section 2.14 when delivered to the Corporation to thereafter be in proper form in accordance with this Section 2.14.
(3)    Upon written request by the Secretary of the Corporation, the Board or any duly authorized committee thereof, any stockholder proposing nominees for consideration at a stockholders’ meeting shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.14. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.14.
(e)    Exclusive Means. Section 2.14 of these Bylaws shall be the exclusive means of any stockholder or beneficial owner of the Corporation’s capital stock to propose a Nominee for the Board before any stockholders’ meeting. No candidate shall be eligible for nomination by a stockholder as a director of the Corporation unless such candidate for nomination and the Proposing Person seeking to place such candidate’s name in nomination for election at a stockholders’ meeting have complied with this Section 2.14 in all respects. If the chairman of such stockholders’ meeting shall determine, based on the facts and circumstances and in consultation with counsel (who may be the Corporation’s internal counsel), that such Nominee was not properly nominated by a stockholder in accordance with this Section 2.14, then the chairman of the stockholders’ meeting shall so declare such determination to the stockholders’ meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. In addition, nominations made by a stockholder may not be brought before a stockholders’ meeting if such stockholder takes action contrary to the representations made in the Nominating Notice applicable to such nomination or if the Nominating Notice applicable to such nomination contains an untrue statement of a fact or omits to state a fact necessary to make the statements therein not misleading.
(f)    No Incorporation by Reference. For a Nominating Notice to comply with the requirements of this Section 2.14, it must set forth in writing directly within the body of the Nominating Notice (as opposed to being incorporated by reference from any other document or writing, including, but not limited to, any filing with the SEC) all the information required to be included therein as set forth in this Section 2.14. For the avoidance of doubt, a Nominating Notice shall not be deemed to be in compliance with this Section 2.14 if it attempts to include the required disclosures by reference to any other document or writing where such disclosures may be included.

(g)    Accuracy of Information. A stockholder submitting the Proposal Notice, by its delivery to the Corporation, represents and warrants that all information contained therein is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Corporation and the Board to rely on such information as being true, accurate and complete in all respects, without regard to what other information may be publicly available but not contained in the Nominating Notice.
(h)    Requirement for Separate and Timely Notice. Notwithstanding any notice of stockholders’ meeting sent to stockholders on behalf of the Corporation, a stockholder must separately comply with this Section 2.14 to propose director nominations at any stockholders’ meeting and is still required to give its own separate and timely Nominating Notice to the Secretary of the Corporation which complies in all respects with the requirements of this Section 2.14.

(i)    Exchange Act and DGCL. In addition to the provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of the Exchange Act and the DGCL with respect to any nominations of directors for election at any stockholders’ meeting and any solicitations of proxies in connection therewith.
(j)    Preferred Stock. Nothing in this Section 2.14 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

ARTICLE III

COMMITTEES
Section 3.1    Committees of the Board of Directors. The Board, by a vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL if the resolution which designates the committee or a supplemental resolution of the Board shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board to act at the meeting in the place of the absent or disqualified member.
Section 3.2    Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third of the authorized members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
ARTICLE IV

OFFICERS
Section 4.1    Generally. The officers of the Corporation shall consist of a President, one or more Vice Presidents, a Secretary and a Treasurer. The Corporation may also have, at the discretion of the Board, a Chairman of the Board and such other officers as may from time to time be appointed by the Board. Officers shall be elected by the Board. Each officer shall hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The Chairman of the Board, if there shall be such an officer, and the President shall each be members of the Board. Any number of offices may be held by the same person.
Section 4.2    Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board or prescribed by these Bylaws.
Section 4.3    President. The President shall be the chief executive officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.
Section 4.4    Vice President. Each Vice President shall have such powers and duties as may be delegated to him or her by the Board. One Vice President shall be designated by the Board to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.
Section 4.5    Treasurer. Unless otherwise designated by the Board, the Chief Financial Officer of the Corporation shall be the Treasurer. The Treasurer shall have the responsibility for maintaining the financial records of the Corporation and shall have custody of all monies and securities of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board may from time to time prescribe.
Section 4.6    Secretary. The Secretary shall issue all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders, the Board, and all committees of the Board. He or she shall have charge of the corporate books and shall perform such other duties as the Board may from time to time prescribe.
Section 4.7    Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.
Section 4.8    Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board.
Section 4.9    Action With Respect to Securities of Other Corporations. Unless otherwise directed by the Board, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V

STOCK
Section 5.1    Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates, and, upon written request to the Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, certifying the number and class of shares owned by him in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Corporation. Any or all of the signatures on the certificate may be a facsimile.
Section 5.2    Transfers. Except as otherwise established by rules and regulations adopted by the Board, and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
Section 5.3    Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.1, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board may require for the protection of the Corporation or any transfer agent or registrar.
Section 5.4    Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board may establish.

ARTICLE VI

NOTICES
Section 6.1    Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.
Section 6.2    Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the DGCL, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.
ARTICLE VII

MISCELLANEOUS
Section 7.1    Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.
Section 7.2    Corporate Seal. The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 7.3    Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.
Section 7.4    Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board.
Section 7.5    Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
Section 7.6    Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.
Section 7.7    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 8.1    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, or of a Partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware Law, as the same exists or may’ hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this bylaw or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators;

provided, however, that, except as provided in Section 8.2 of this Article VIII, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initially only if (a) such indemnification is expressly required to be made by law, (b) the action, suit or proceeding (or part thereof) was authorized by the Board of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL, or (d) the action, suit or proceeding (or part thereof) is brought to establish or enforce a right to indemnification under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the DGCL. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, unless the DGCL then so prohibits, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.
Section 8.2    Right of Claimant to Bring Suit. If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The burden of proving such claim shall be on the claimant. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.
Section 8.3    Non-Exclusivity of Rights. The rights conferred on any person in Sections 8.1 and 8.2 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
Section 8.4    Indemnification Contracts. The Board is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board so determinates, greater than, those provided for in this Article VIII.
Section 8.5    Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6    Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII by the stockholders and the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE IX

AMENDMENTS
Section 9.1    Amendment of Bylaws. The Board is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.

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